Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE SECOND FISCAL QUARTER OF 2017

PORT ANGELES, WA (January 25, 2017) - First Northwest Bancorp (NASDAQ - FNWB) ("Company"), the holding company for First Federal Savings and Loan Association of Port Angeles ("Bank"), announced its operating results for the second fiscal quarter ended December 31, 2016. The Company reported net income of $1.2 million, or $0.11 per basic and diluted share, for the quarter ended December 31, 2016, an increase of $537,000, or 82.5%, compared to net income of $651,000, or $0.06 per basic and diluted share, for the prior quarter ended September 30, 2016, mainly due to an increase in net interest income coupled with a decrease in noninterest expense, partially offset by a decrease in noninterest income. Compared to net income of $713,000 for the same quarter in 2015, net income increased $475,000, or 66.6%, during the current quarter, primarily attributable to an increase in net interest income.

Commenting on the quarter, Larry Hueth, President and Chief Executive Officer of the Company, said, "We are pleased with the improvement in earnings for the quarter and year over year.  Net interest income increased 4.3% from the prior quarter and 13.4% over the same quarter in 2015. We are also pleased that net interest income increased sufficiently to cover expenses related to the provision for loan losses and stock awards in the current quarter that were not present in the same quarter in 2015. Earnings improvement is a result of solid loan and deposit growth, a result of our expansion efforts into new markets as well as continued growth in our historic markets.  Business and consumer relationships continue to grow in both Kitsap and Whatcom counties, and we are pleased to announce that we opened our home lending center (HLC) in Seattle, Washington in November 2016. We expect the HLC will help us increase our originations of mortgage loans and assist in our goal of reducing our dependency on purchased loan pools.

Since we announced our stock repurchase plan on September 27, 2016, we have repurchased 813,400, or 62.5%, of the 1,300,756 shares of stock authorized to be repurchased under the plan. The repurchases have contributed to improved earnings per share and return on average equity. We will continue to monitor our share price in order to prudently repurchase the remaining shares as well as continue to evaluate other capital management strategies available to us."

Second Quarter highlights (at or for the quarter ended December 31, 2016)
•	Net income increased $537,000, or 82.5%, compared to the quarter ended September 30, 2016, primarily due to an increase in net interest income coupled with a decrease in noninterest expense;
•	Basic and diluted earnings per share increased to $0.11 compared to $0.06 for the quarter ended September 30, 2016;
•	Net loans, excluding loans held for sale, increased $26.4 million during the quarter, primarily due to increases in the balances of commercial real estate and construction and land loans;
•	Deposits increased $17.7 million, or 2.3%, during the quarter due to promotional and ongoing business development activities in new and existing markets; and
•	We repurchased 813,400 shares of common stock at an average price of $13.62 per share during the quarter.

Balance Sheet Review

During the quarter ended December 31, 2016, total assets decreased $4.7 million to $1.04 billion. Year over year, total assets increased $86.0 million, or 9.0%, from $957.8 million at December 31, 2015. Net loans, excluding loans held for sale, increased $26.4 million, or 4.0%, during the quarter to $690.4 million at December 31, 2016, primarily due to increases in construction and land and commercial real estate loans. Net loans, excluding loans held for sale, increased $163.3 million, or 31.0%, as compared to December 31, 2015, primarily due to originations of commercial real estate and construction and land loans coupled with purchases of one- to four-family residential loans. Investment securities decreased $25.9 million, or 8.6%, during the quarter to $276.1 million at December 31, 2016, primarily due to prepayment activity and normal amortization. Investment securities decreased $87.9 million, or 24.1%, as compared to $364.0 million at December 31, 2015, primarily as a result of sales, prepayment activity and normal amortization. Bank owned life insurance increased $10.5 million to $28.6 million at December 31, 2016 from $18.2 million at December 31, 2015, primarily the result of the purchase of an additional $10.0 million of bank owned life insurance.

The increase of $26.4 million in net loans, excluding loans held for sale, during the three months ended December 31, 2016, was primarily attributable to an increase in construction and land loans of $11.6 million, commercial real estate loans of $10.6 million, multi-family loans of $2.9 million, and other consumer loans of $2.8 million, consisting primarily of auto loans originated as part of our indirect lending program. There were $35.5 million in undisbursed construction loan commitments at December 31, 2016, of which $14.2 million consisted of one- to four-family residential construction; $15.4 million was committed to multi-family construction; $5.3 million consisted of commercial speculative construction; and $463,000 was committed to the construction of commercial real estate. Compared to December 31, 2015, net loans, excluding loans held for sale, increased $163.3 million, or 31.0%, mainly attributable to an increase in commercial real estate loans of $59.9 million, one- to four family residential loans of $52.7 million, multi-family loans of $6.9 million, construction and land loans of $37.3 million, other consumer loans of $5.7 million, and commercial business loans of $2.7 million, partially offset by a decrease in home equity loans of $1.4 million.

Loans receivable consisted of the following at the dates indicated:

	December 31, 2016	September 30, 2016	December 31, 2015
	(In thousands)
Real Estate:
One to four family	$328,456	$328,772	$275,728
Multi-family	50,977	48,042	44,104
Commercial real estate	190,291	179,642	130,398
Construction and land	63,902	52,303	26,580
Total real estate loans	633,626	608,759	476,810

Consumer:
Home equity	33,902	33,753	35,288
Other consumer	13,410	10,627	7,687
Total consumer loans	47,312	44,380	42,975

Commercial business	16,367	17,036	13,623
Total loans	697,305	670,175	533,408

Less:
Net deferred loan fees	1,190	1,137	1,070
Premium on purchased loans, net	(2,366)	(2,703)	(1,780)
Allowance for loan losses	8,060	7,682	6,974
Total loans receivable, net	$690,421	$664,059	$527,144

During the quarter ended December 31, 2016, the total investment securities portfolio decreased $25.9 million to $276.1 million, mainly due to prepayment activity and amortization. Mortgage-backed securities represented the largest portion of the investment securities portfolio and were $188.2 million at December 31, 2016, a decrease during the quarter of $19.3 million, or 9.3%, from $207.6 million at September 30, 2016. Other investment securities, including mostly municipal bonds and other asset-backed securities, were $87.8 million at December 31, 2016, a decrease of $6.6 million, or 7.0%, from $94.4 million at September 30, 2016. Total investment securities decreased $87.9 million, or 24.1%, at December 31, 2016 compared to $364.0 million at December 31, 2015, which included a $62.7 million decrease in mortgage-backed securities and a $25.2 million decrease in other investment securities. We continue to manage the investment portfolio as a source of liquidity to fund our growth and supplement interest income.

 During the quarter ended December 31, 2016, total liabilities increased $7.7 million, or 0.9%, to $866.9 million at December 31, 2016 from $859.2 million at September 30, 2016.  The increase was primarily the result of deposit account balances increasing $17.7 million, or 2.3%, to $794.1 million at December 31, 2016, from $776.3 million at September 30, 2016, offset by a decrease in borrowings of $9.2 million to $65.9 million at December 31, 2016 from $75.1 million at September 30, 2016, as we paid down short-term FHLB advances. The increase in deposits was the result of an increase of $2.3 million, or 1.0%, in transaction accounts, $12.4 million, or 4.5%, in money market accounts, and $4.1 million, or 2.4%, in certificates of deposit, partially offset by a decrease of $1.1 million, or 1.2%, in savings accounts.

Total liabilities increased $98.5 million, or 12.8%, over the last year, which is mainly attributable to an increase in deposit account balances of $109.0 million, or 15.9%, compared to $685.1 million at December 31, 2015. Deposit account increases were primarily the result of our continuing efforts to expand commercial and consumer deposit relationships in Silverdale and Bellingham, Washington, as well as within our historic Clallam and Jefferson County, Washington locations.

Total equity decreased $12.4 million, or 6.5%, from $189.3 million at September 30, 2016 to $176.9 million at December 31, 2016, primarily due to a decrease of $11.1 million related to the repurchase and retirement of common stock under the Company's stock repurchase plan, decreases in accumulated other comprehensive income representing unrealized changes in market values of available for sale securities, net of tax, of $2.9 million, and partially offset by net income of $1.2 million during the quarter, employee stock ownership plan shares committed to be released of $173,000, and $254,000 related to stock-based compensation under the Company's 2015 Equity Incentive Plan.

Operating Results

Net interest income after provision for loan losses increased $257,000, or 3.7%, to $7.3 million for the quarter ended December 31, 2016, from $7.0 million for the prior quarter ended September 30, 2016, primarily due to an increase in net interest income of $317,000 offset by an increase in the provision for loan losses of $60,000. Net interest income after the provision for loan losses increased $498,000, or 7.4%, compared to $6.8 million for the quarter ended December 31, 2015, primarily due to an increase in net interest income of $908,000, partially offset by an increase in the provision for loan losses of $410,000. The increase in the provision for loan losses during the quarter and year over year was primarily due to the growth of loans receivable during each period. Total interest income increased $380,000, or 4.4%, during the quarter to $8.9 million for the three months ended December 31, 2016 and increased $979,000, or 12.3%, as compared to $7.9 million for the three months ended December 31, 2015, primarily due to increases in the average balance of, and interest earned on, loans receivable.

Total interest expense increased $63,000, or 5.3%, to $1.3 million for the quarter ended December 31, 2016, and increased $71,000, or 6.0%, as compared to the quarter ended December 31, 2015, mainly due to an increase in the average balances of, and interest paid on, customer deposits.

The net interest margin increased six basis points to 3.12% for the quarter ended December 31, 2016 compared to 3.06% for the prior quarter ended September 30, 2016, and increased 14 basis points from 2.98% for the same period in 2015. Net interest margin increased for the quarter ended December 31, 2016 compared to the prior quarter and the same period in 2015, primarily due to an increase in the average balance of total loans receivable earning higher yields compared to cash and investment alternatives.

Noninterest income decreased $115,000, or 8.0%, to $1.3 million during the quarter ended December 31, 2016, compared to the prior quarter ended September 30, 2016, primarily as a result of a decrease in the net gain on sale of loans of $109,000. Noninterest income decreased $549,000, or 29.2%, during the quarter ended December 31, 2016, compared to $1.9 million the same quarter in 2015, despite increases in the net gain on sale of loans of $134,000 and a $210,000 in the cash surrender value of bank-owned life insurance, due to $856,000 of a net gain on sale of investment securities recorded in the same quarter last year as compared to none in the current quarter.

Noninterest expense decreased $580,000, or 7.8%, to $6.9 million for the quarter ended December 31, 2016, compared to $7.5 million for the quarter ended September 30, 2016. Compensation and benefits expense decreased $358,000, primarily due to the reversal and discontinuation of the accrual for executive cash incentives in the current quarter, as net income has not been sufficient to meet incentive plan goals for the year. There was a $112,000 decrease in FDIC insurance premiums, due to a change in the FDIC's calculation of assessments due. Noninterest expense decreased $803,000, or 10.5%, for the quarter ended December 31, 2016 compared to $7.7 million for the same quarter in 2015, as a result of a $779,000 FHLB prepayment penalty recorded in the same quarter last year as compared to none in the current quarter.

The provision for income taxes was higher as a percentage of income before taxes primarily due to an increase in the proportion of taxable income related to net interest income on loans receivable for the quarter ended December 31, 2016 as compared to the same quarter in 2015.

Capital Ratios and Credit Quality

The Company and the Bank continue to maintain capital levels significantly in excess of the applicable regulatory requirements and the Bank was categorized as "well-capitalized" at December 31, 2016. As of December 31, 2016, the Company had Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 16.8%, 25.4%, 25.4%, and 26.6%, respectively. The Company's Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 18.5%, 27.8%, 27.8%, and 29.0%, respectively, at September 30, 2016.

Credit quality remains stable, with nonperforming loans decreasing $400,000, or 13.8%, during the quarter ended December 31, 2016, to $2.5 million at December 31, 2016 from $2.9 million at September 30, 2016, mainly attributable to a decrease in nonperforming one- to four-family residential loans of $242,000. Nonperforming loans to total loans remained unchanged at 0.4% at December 31, 2016 and September 30, 2016, and the allowance for loan losses as a percentage of nonperforming loans increased to 322.7% at December 31, 2016 from 268.1% at September 30, 2016. Improvements in asset quality during the quarter included a decrease of $492,000 in classified loans. Our allowance for loan losses as a percentage of total loans was 1.2% at both December 31, 2016 and September 30, 2016.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles.  First Federal is a Washington-chartered, community-based savings bank, primarily serving the North Olympic Peninsula (Clallam and Jefferson counties) region of Washington, with twelve banking locations in Washington State, eight of which are located within Clallam and Jefferson counties, one in Kitsap County, two in Whatcom County, and a home lending center in King County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company's operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data) (Unaudited)

	December 31,	September 30,	December 31,	Three Month	One Year
	2016	2016	2015	Change	Change
Assets
Cash and due from banks	$14,433	$11,761	$14,158	22.7%	1.9%
Interest-bearing deposits in banks	8,216	18,042	9,502	(54.5)	(13.5)
Investment securities available for sale, at fair value	222,304	247,105	305,131	(10.0)	(27.1)
Investment securities held to maturity, at amortized cost	53,755	54,855	58,872	(2.0)	(8.7)
Loans held for sale	477	147	—	224.5	100.0
Loans receivable (net of allowance for loan losses of $8,060, $7,682 and $6,974)	690,421	664,059	527,144	4.0	31.0
Federal Home Loan Bank (FHLB) stock, at cost	3,799	4,176	4,197	(9.0)	(9.5)
Accrued interest receivable	3,015	2,877	2,868	4.8	5.1
Premises and equipment, net	13,684	13,590	13,563	0.7	0.9
Mortgage servicing rights, net	1,036	1,048	1,055	(1.1)	(1.8)
Bank-owned life insurance, net	28,645	28,452	18,190	0.7	57.5
Real estate owned and repossessed assets	110	131	158	(16.0)	(30.4)
Prepaid expenses and other assets	3,920	2,266	2,964	73.0	32.3
Total assets	$1,043,815	$1,048,509	$957,802	(0.4)%	9.0%

Liabilities and Shareholders' Equity
Deposits	$794,072	$776,345	$685,093	2.3%	15.9%
Borrowings	65,883	75,090	75,154	(12.3)	(12.3)
Accrued interest payable	204	184	210	10.9	(2.9)
Accrued expenses and other liabilities	5,557	5,908	6,943	(5.9)	(20.0)
Advances from borrowers for taxes and insurance	1,207	1,708	1,027	(29.3)	17.5
Total liabilities	866,923	859,235	768,427	0.9	12.8

Shareholders' Equity

Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 12,153,946 at December 31, 2016; issued and outstanding 12,967,346 at September 30, 2016; and issued and outstanding 13,100,360 at December 31, 2015	122	130	131	(6.2)	(6.9)
Additional paid-in capital	114,021	121,885	126,810	(6.5)	(10.1)
Retained earnings	75,833	77,612	76,514	(2.3)	(0.9)
Accumulated other comprehensive (loss) income, net of tax	(1,237)	1,659	(1,551)	(174.6)	20.2
Unearned employee stock ownership plan (ESOP) shares	(11,847)	(12,012)	(12,529)	1.4	5.4
Total shareholders' equity	176,892	189,274	189,375	(6.5)	(6.6)
Total liabilities and shareholders' equity	$1,043,815	$1,048,509	$957,802	(0.4)	9.0%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)
	Quarter Ended			Three	One
	December 31, 2016	September 30, 2016	December 31, 2015	Month Change	Year Change

INTEREST INCOME
Interest and fees on loans receivable	$7,193	$6,719	$5,766	7.1%	24.7%
Interest on mortgage-backed and related securities	1,072	1,124	1,351	(4.6)	(20.7)
Interest on investment securities	617	649	776	(4.9)	(20.5)
Interest-bearing deposits and other	11	13	14	(15.4)	(21.4)
FHLB dividends	27	35	34	(22.9)	(20.6)
Total interest income	8,920	8,540	7,941	4.4	12.3
INTEREST EXPENSE
Deposits	696	647	510	7.6	36.5
Borrowings	556	542	671	2.6	(17.1)
Total interest expense	1,252	1,189	1,181	5.3	6.0
Net interest income	7,668	7,351	6,760	4.3	13.4
PROVISION FOR LOAN LOSSES	410	350	—	17.1	100.0
Net interest income after provision for loan losses	7,258	7,001	6,760	3.7	7.4
NONINTEREST INCOME
Loan and deposit service fees	889	913	882	(2.6)	0.8
Mortgage servicing fees, net of amortization	56	63	57	(11.1)	(1.8)
Net gain on sale of loans	160	269	26	(40.5)	515.4
Net gain on sale of investment securities	—	—	856	n/a	(100.0)
Increase (decrease) in cash surrender value of bank- owned life insurance	193	170	(17)	13.5	1,235.3
Other income	31	29	74	6.9	(58.1)
Total noninterest income	1,329	1,444	1,878	(8.0)	(29.2)
NONINTEREST EXPENSE
Compensation and benefits	3,802	4,160	3,708	(8.6)	2.5
Real estate owned and repossessed assets expenses (income), net	13	39	(35)	(66.7)	137.1
Data processing	687	764	653	(10.1)	5.2
Occupancy and equipment	1,002	897	908	11.7	10.4
Supplies, postage, and telephone	170	150	200	13.3	(15.0)
Regulatory assessments and state taxes	100	134	183	(25.4)	(45.4)
Advertising	160	129	252	24.0	(36.5)
Professional fees	324	357	439	(9.2)	(26.2)
FDIC insurance premium	7	119	99	(94.1)	(92.9)
FHLB prepayment penalty	—	—	779	n/a	(100.0)
Other	615	711	497	(13.5)	23.7
Total noninterest expense	6,880	7,460	7,683	(7.8)	(10.5)
INCOME BEFORE PROVISION FOR INCOME TAXES	1,707	985	955	73.3	78.7
PROVISION FOR INCOME TAXES	519	334	242	55.4	114.5
NET INCOME	$1,188	$651	$713	82.5%	66.6%
Basic and diluted earnings per share	$0.11	$0.06	$0.06	83.3%	83.3%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)

	Six Months Ended December 31,		One Year
	2016	2015	Change
INTERET INCOME
Interest and fees on loans receivable	$13,912	$11,268	23.5%
Interest on mortgage-backed and related securities	2,196	2,553	(14.0)
Interest on investment securities	1,266	1,565	(19.1)
Interest-bearing deposits and other	24	34	(29.4)
FHLB dividends	62	45	37.8
Total interest income	17,460	15,465	12.9

INTEREST EXPENSE
Deposits	1,343	1,011	32.8
Borrowings	1,098	1,397	(21.4)
Total interest expense	2,441	2,408	1.4
Net interest income	15,019	13,057	15.0

PROVISION FOR LOAN LOSSES	760	—	100.0
Net interest income after provision for loan losses	14,259	13,057	9.2

NONINTEREST INCOME
Loan and deposit service fees	1,802	1,811	(0.5)
Mortgage servicing fees, net of amortization	119	115	3.5
Net gain on sale of loans	429	68	530.9
Net gain on sale of investment securities	—	856	(100.0)
Increase in cash surrender value of bank-owned life insurance	363	22	1,550.0
Other income	60	269	(77.7)
Total noninterest income	2,773	3,141	(11.7)

NONINTEREST EXPENSE
Compensation and benefits	7,962	6,981	14.1
Real estate owned and repossessed assets expenses (income), net	52	(377)	113.8
Data processing	1,451	1,308	10.9
Occupancy and equipment	1,899	1,721	10.3
Supplies, postage, and telephone	320	339	(5.6)
Regulatory assessments and state taxes	234	277	(15.5)
Advertising	289	441	(34.5)
Professional fees	681	899	(24.2)
FDIC insurance premium	126	223	(43.5)
FHLB prepayment penalty	—	779	(100.0)
Other	1,326	1,007	31.7
Total noninterest expense	14,340	13,598	5.5

INCOME BEFORE PROVISION FOR INCOME TAXES	2,692	2,600	3.5

PROVISION FOR INCOME TAXES	853	659	29.4

NET INCOME	$1,839	$1,941	(5.3)%
Basic and diluted earnings per share	$0.16	$0.16	—%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)
	As of or For the Quarter Ended (unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Performance ratios: (1)
Return on average assets	0.46%	0.26%	0.46%	0.37%	0.30%
Return on average equity	2.61	1.37	2.42	1.88	1.49
Average interest rate spread	2.95	2.88	2.90	2.86	2.77
Net interest margin (2)	3.12	3.06	3.08	3.06	2.98
Efficiency ratio (3)	76.5	84.8	79.8	85.2	88.9
Average interest-earning assets to average interest-bearing liabilities	134.0	137.2	136.7	138.0	139.4

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.2%	0.3%	0.3%	0.4%	0.3%
Nonperforming loans to total loans (5)	0.4	0.4	0.5	0.7	0.4
Allowance for loan losses to nonperforming loans (5)	322.7	268.1	222.3	180.4	309.4
Allowance for loan losses to total loans	1.2	1.2	1.2	1.2	1.3
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios:
Equity to total assets at end of period	16.9%	18.1%	18.8%	19.2%	19.8%
Average equity to average assets	17.4	18.7	19.0	19.8	20.0

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.